Exhibit 99.1

Reliance Steel & Aluminum Co. Reports Record 2006 Fiscal Year Results;
                          Net Income up 73%


    LOS ANGELES--(BUSINESS WIRE)--Feb. 15, 2007--Reliance Steel & Aluminum Co. (NYSE:RS) reported today its financial results for the fiscal year and fourth quarter ended December 31, 2006. For the fiscal year ended December 31, 2006, net income amounted to a record $354.5 million, up 73% compared with net income of $205.4 million for the same period in 2005. Earnings per diluted share were a record $4.82 for the year ended December 31, 2006, compared with earnings of $3.10 per diluted share for the year ended December 31, 2005. Sales for the 2006 fiscal year were also a record at $5.7 billion, an increase of 71% compared with 2005 fiscal year sales of $3.4 billion. The 2006 fiscal year financial results include in cost of sales a pre-tax LIFO expense amount of $94.1 million, or $.79 per diluted share, compared with a pre-tax LIFO expense amount of $16.6 million, or $.15 per diluted share in the 2005 period.

    All share and per share amounts have been adjusted for the two-for-one common stock split effective July 19, 2006. The 2006 financial results include positive contributions to sales and earnings from the Company's 2006 acquisitions, primarily Yarde Metals, Inc. that was acquired on August 1, 2006 and Earle M. Jorgensen Company that was acquired on April 3, 2006. The Jorgensen acquisition included the issuance of approximately nine million shares of Reliance's common stock, representing a 14% increase in diluted shares outstanding.

    For the 2006 fourth quarter, net income was $74.6 million, up 23% compared with net income of $60.6 million for the 2005 fourth quarter. Earnings per diluted share were $.98 for the 2006 fourth quarter and $.91 for the 2005 fourth quarter. 2006 fourth quarter sales were $1.6 billion, an increase of 81% compared with 2005 fourth quarter sales of $868.7 million. The 2006 fourth quarter financial results include in cost of sales a pre-tax LIFO expense amount of $37.9 million, or $.31 per diluted share, compared with a pre-tax LIFO expense amount of $91,000 recorded in the 2005 fourth quarter.

    David H. Hannah, Chief Executive Officer of Reliance said, "We are very pleased with our fiscal year 2006 results. All of our end markets were strong with a very favorable operating environment throughout our network of facilities. We completed four acquisitions during 2006, including the acquisition of Earle M. Jorgensen Company on April 3, 2006 that was our largest acquisition to-date and our first acquisition of a public company. The purchase price consisted of approximately 50% common stock and 50% cash. We also acquired Yarde Metals, Inc. on August 1, 2006, our second largest acquisition. The combined sales of Jorgensen and Yarde contributed $1.6 billion to our 2006 revenues.

    "We have completed three additional acquisitions in January and February of 2007 that further increase our product and geographic diversification. We acquired Crest Steel Corporation with 2006 revenues of approximately $133 million and Industrial Metals and Surplus, Inc. with 2006 revenues of approximately $105 million, on January 2, 2007. Crest has facilities in California and Arizona and processes and distributes carbon steel products including flat-rolled, plate, bars and structurals. Industrial Metals is located in Georgia and specializes in the processing and distribution of carbon steel structurals, flat-rolled and ornamental iron products. We acquired the Encore Group of metals service centers located mainly in Western Canada as of February 1, 2007. Encore, with 2006 revenues of approximately C$259 million, specializes in the processing and distribution of alloy and carbon bar and tube, as well as stainless steel sheet, plate and bar and carbon steel flat-rolled products that serve, among others, the robust energy, oil and gas industries," Hannah said.

    "We experienced the normal seasonal slowdown during the 2006 fourth quarter. However, gross profit margins were slightly below our earlier expectations due to some inventory de-stocking that resulted in added competitive pressures. Also, our LIFO expense during the quarter was substantially higher than we anticipated, despite the fact that we reduced our inventories during that time. Stainless steel prices continued to increase from their historical highs in the third quarter which we did not expect to happen, resulting in the significant LIFO expense of $37.9 million, or $.31 per diluted share in the fourth quarter, exceeding our earlier estimate by $19.1 million, or $.16 per diluted share," said Hannah.

    "In November of 2006, we replaced our $700 million credit facility with a $1.1 billion five-year, unsecured syndicated credit facility that provides increased availability of funds and more favorable pricing. This facility may be increased to up to $1.6 billion at our request with approval from the lenders. We used funds from the increased line to purchase approximately $250 million of the Jorgensen 9.75% senior secured notes in a tender offer. We then issued $600 million of senior unsecured notes and used the proceeds to pay down the borrowings under our credit facility. This included $350 million of 10 year notes at 6.20% and $250 million of 30 year notes at 6.85%. The notes are investment grade rated Baa3 by Moody's and BBB- by Standard & Poor's. These activities lowered our cost of capital and significantly increased our availability to fund our working capital and general corporate needs, including acquisitions, capital expenditures, debt repayments, dividend payments and stock repurchases," Hannah stated.

    "We are optimistic regarding 2007 business conditions. We generally see continued growth in the markets we serve, but at a slower rate than in 2006. Pricing should be relatively stable with steel trending upwards and aluminum slightly softer as the year progresses. Our 2006 and 2007 acquisitions to-date should increase 2007 revenues by about $1 billion compared to 2006, assuming no significant changes in the operating environment. As a result, we expect record sales and earnings again in 2007 and currently estimate earnings per diluted share for the 2007 first quarter in a range of $1.25 to $1.35," Hannah concluded.

    On February 14, 2007, the Board of Directors declared a 33% increase in the regular quarterly cash dividend to $.08 per share of common stock. The 2007 first quarter dividend is payable on March 30, 2007 to shareholders of record March 9, 2007. The Company has paid regular quarterly dividend payments for 47 consecutive years.

    Reliance will host a conference call that will be broadcast live over the Internet (listen only mode) regarding the fourth quarter and fiscal year financial results for the period ended December 31, 2006. All interested parties are invited to listen to the web cast on February 15, 2007 at 11:00 a.m. Eastern Time at: http://www.rsac.com/investorinformation or http://www.streetevents.com. Player format: Windows Media. The web cast will remain on the Reliance web site at: www.rsac.com through March 15, 2007 and a printed transcript will be posted on the Reliance web site after the completion of the conference call.

    Reliance Steel & Aluminum Co., headquartered in Los Angeles, California, is one of the largest metals service center companies in the United States. Through a network of more than 180 locations in 37 states and Belgium, Canada, China and South Korea, the Company provides value-added metals processing services and distributes a full line of over 100,000 metal products. These products include galvanized, hot-rolled and cold-finished steel; stainless steel; aluminum; brass; copper; titanium and alloy steel sold to more than 125,000 customers in various industries.

    Reliance Steel & Aluminum Co.'s press releases and additional information are available on the Company's web site at www.rsac.com. The Company was named to the 2006 Fortune 100 Fastest Growing
Companies List and the 2007 Forbes Platinum 400 List of America's Best Big Companies.

    This release may contain forward-looking statements relating to future financial results. Actual results may differ materially as a result of factors over which Reliance Steel & Aluminum Co. has no control. These risk factors and additional information are included in the Company's reports on file with the Securities and Exchange Commission.

                    RELIANCE STEEL & ALUMINUM CO.
                       SELECTED FINANCIAL DATA
          (In thousands except share and per share amounts)

                         Three Months              Twelve Months
                      Ended December 31,        Ended December 31,
                   ------------------------- -------------------------
                      2006         2005         2006         2005
                   ------------ ------------ ------------ ------------
Income Statement
 Data:
Net sales          $ 1,569,192  $   868,678  $ 5,742,608  $ 3,367,051
Gross profit           389,095      251,152    1,511,222      918,051
Operating
 profit(1)             139,565      107,780      634,245      367,640
EBITDA(2)              156,775      117,341      695,298      405,065
EBIT(2)                139,433      105,516      632,824      358,434
Pre-tax income         119,737       99,584      571,132      333,212
Net income              74,642       60,588      354,507      205,437
EPS - diluted(3)   $      0.98  $      0.91  $      4.82  $      3.10
Weighted average
 shares
 outstanding -
 Diluted(3)         76,053,725   66,765,624   73,599,681   66,194,724
Gross profit
 margin                   24.8%        28.9%        26.3%        27.3%
Operating profit
 margin(1)                 8.9%        12.4%        11.0%        10.9%
EBITDA margin(2)          10.0%        13.5%        12.1%        12.0%
EBIT margin(2)             8.9%        12.1%        11.0%        10.6%
Pre-tax margin             7.6%        11.5%         9.9%         9.9%
Net margin                 4.8%         7.0%         6.2%         6.1%
Cash dividends per
 share(3)          $       .06  $       .05  $       .22  $       .19

                                        December 31,    December 31,
                                           2006             2005
                                      ---------------- ---------------
Balance Sheet Data:
Current assets                        $     1,675,389  $      847,348
Working capital                             1,124,650         513,529
Net fixed assets                              742,672         479,719
Total assets                                3,614,173       1,769,070
Current liabilities                           550,739         333,819
Long-term debt(4)                           1,088,051         306,790
Shareholders' equity                        1,746,398       1,029,865
Capital expenditures                          108,742          53,740
Net debt-to-total capital(5)                     37.6%           23.8%
Return on equity(6)                              27.3%           25.0%
Current ratio                                     3.0             2.5
Book value per share(3)               $         23.07  $        15.56
Cash flow from operations per
 share(3)                             $          2.59  $         4.11

(1) Operating profit is calculated as net sales less cost of sales, warehouse, delivery, selling, general and administrative expenses and depreciation expense.

(2) See Consolidated Statements of Income for reconciliation of EBIT and EBITDA. EBIT is defined as the sum of income before interest expense and income taxes. EBITDA is defined as the sum of income before interest expense, income taxes, depreciation expense and amortization of intangibles. We believe that EBIT and EBITDA are commonly used as a measure of performance for companies in our industry and are frequently used by analysts, investors, lenders and other interested parties to evaluate a company's financial performance and its ability to incur and service debt. EBIT and EBITDA should not be considered as a measure of financial performance under accounting principles generally accepted in the United States. The items excluded from EBIT and EBITDA are significant components in understanding and assessing financial performance. EBIT or EBITDA should not be considered in isolation or as an alternative to net income, cash flows generated by operating, investing or financing activities or other financial statement data presented in the consolidated financial statements as an indicator of operating performance or as a measure of liquidity.

(3) All periods have been adjusted to reflect the two-for-one stock split effected in the form of a 100% stock dividend that was declared on May 17, 2006 and distributed on July 19, 2006 to shareholders of record on July 5, 2006.

(4) Long-term debt includes capital lease obligations of $4,956 and $5,515 as of December 31, 2006 and December 31, 2005, respectively.

(5) Net debt-to-total capital is calculated as total debt (net of cash) divided by shareholders' equity plus total debt (net of cash).

(6) Calculations are based on the latest twelve months net income and beginning shareholders' equity, adjusted for $360.5 million of common stock and stock options issued to fund an acquisition on April 3, 2006.

                    RELIANCE STEEL & ALUMINUM CO.
                     CONSOLIDATED BALANCE SHEETS
                 (In thousands except share amounts)

                                ASSETS
                                        December 31,    December 31,
                                           2006             2005
                                      ---------------- ---------------
Current assets:
  Cash and cash equivalents           $        57,475  $       35,022
  Accounts receivable, less allowance
   for doubtful accounts of $16,755
   at December 31, 2006 and $10,511
   at December 31, 2005                       666,273         369,931
  Inventories                                 904,318         387,385
  Prepaid expenses and other current
   assets                                      22,179          19,009
  Deferred income taxes                            --          36,001
  Income taxes receivable                      25,144              --
                                      ---------------- ---------------
Total current assets                        1,675,389         847,348
Property, plant and equipment, at
 cost:
  Land                                        108,022          60,207
  Buildings                                   385,851         281,986
  Machinery and equipment                     565,951         403,403
  Accumulated depreciation                   (317,152)       (265,877)
                                      ---------------- ---------------
                                              742,672         479,719

Goodwill                                      784,871         384,730
Intangible assets, net                        354,195          44,384
Cash surrender value of life
 insurance policies, net                       41,190           7,299
Other assets                                   15,856           5,590
                                      ---------------- ---------------
Total assets                          $     3,614,173  $    1,769,070
                                      ================ ===============

                 LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable                    $       340,356  $      188,584
  Accrued expenses                             36,481          19,234
  Accrued compensation and retirement
   costs                                       92,905          52,354
  Accrued insurance costs                      34,475          23,372
  Deferred income taxes                        23,706             214
  Current maturities of long-term
   debt                                        22,257          49,525
  Current maturities of capital
   leases                                         559             536
                                      ---------------- ---------------
Total current liabilities                     550,739         333,819
Long-term debt                              1,083,095         301,275
Capital lease obligations                       4,956           5,515
Long-term retirement costs and other
 long-term liabilities                         46,111          15,660
Deferred income taxes                         181,628          65,808
Minority interest                               1,246          17,128
Commitments and contingencies                      --              --
Shareholders' equity:
  Preferred stock, no par value:
    Authorized shares -- 5,000,000
    None issued or outstanding                     --              --
  Common stock, no par value:
    Authorized shares -- 100,000,000
    Issued and outstanding shares --
     75,702,046 at December 31, 2006
     and 66,217,998 at December 31,
     2005, respectively, stated
     capital                                  701,690         325,010
  Retained earnings                         1,046,339         704,530
  Accumulated other comprehensive
   (loss)/income                               (1,631)            325
                                      ---------------- ---------------
Total shareholders' equity                  1,746,398       1,029,865
                                      ---------------- ---------------
Total liabilities and shareholders'
 equity                               $     3,614,173  $    1,769,070
                                      ================ ===============

                    RELIANCE STEEL & ALUMINUM CO.
                  CONSOLIDATED STATEMENTS OF INCOME
          (In thousands except share and per share amounts)

                         Three Months              Twelve Months
                      Ended December 31,        Ended December 31,
                   ------------------------- -------------------------
                      2006         2005         2006         2005
                   ------------ ------------ ------------ ------------

Net sales          $ 1,569,192  $   868,678  $ 5,742,608  $ 3,367,051
Other income, net        2,127          962        5,768        3,671
                   ------------ ------------ ------------ ------------
                     1,571,319      869,640    5,748,376    3,370,722

Costs and
 expenses:
  Cost of sales
   (exclusive of
   depreciation
   and
   amortization
   shown below)      1,180,097      617,526    4,231,386    2,449,000
  Warehouse,
   delivery,
   selling,
   general and
   administrative      234,368      132,292      821,386      507,905
  Depreciation and
   amortization         17,342       11,825       62,474       46,631
  Interest expense      19,696        5,932       61,692       25,222
                   ------------ ------------ ------------ ------------
                     1,451,503      767,575    5,176,938    3,028,758
Income before
 minority interest
 and income taxes      119,816      102,065      571,438      341,964
Minority interest          (79)      (2,481)        (306)      (8,752)
                   ------------ ------------ ------------ ------------
Income from
 continuing
 operations before
 income taxes          119,737       99,584      571,132      333,212
Provision for
 income taxes           45,095       38,996      216,625      127,775
                   ------------ ------------ ------------ ------------
Net income         $    74,642  $    60,588  $   354,507  $   205,437
                   ============ ============ ============ ============

Earnings per
 share:
Income from
 continuing
 operations -
 diluted           $       .98  $       .91  $      4.82  $      3.10
                   ============ ============ ============ ============

Weighted average
 shares
 outstanding -
 diluted            76,053,725   66,765,624   73,599,681   66,194,724
                   ============ ============ ============ ============
Income from
 continuing
 operations -
 basic             $       .99  $       .92  $      4.85  $      3.12
                   ============ ============ ============ ============

Weighted average
 shares
 outstanding -
 basic              75,562,384   66,144,896   73,134,102   65,870,068
                   ============ ============ ============ ============
Cash dividends per
 share             $       .06  $       .05  $       .22  $       .19
                   ============ ============ ============ ============



                  Reconciliation of EBIT and EBITDA

Income from
 continuing
 operations before
 income taxes      $   119,737  $    99,584  $   571,132  $   333,212
Interest expense        19,696        5,932       61,692       25,222
                   ------------ ------------ ------------ ------------
EBIT                   139,433      105,516      632,824      358,434
                   ------------ ------------ ------------ ------------
Depreciation
 expense                15,162       11,080       55,591       42,506
Amortization
 expense                 2,180          745        6,883        4,125
                   ------------ ------------ ------------ ------------
EBITDA             $   156,775  $   117,341  $   695,298  $   405,065
                   ============ ============ ============ ============

                    RELIANCE STEEL & ALUMINUM CO.
                CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (In thousands)

                                            Twelve Months Ended
                                                December 31,
                                      --------------------------------
                                           2006             2005
                                      ---------------- ---------------
Operating activities:
Net income                            $       354,507  $      205,437
Adjustments to reconcile net income
 to net cash provided by operating
 activities:
   Depreciation and amortization               62,474          46,631
   Debt premium amortization                   (2,149)             --
   Deferred income taxes                        7,295          (1,059)
   Gain on sales of property and
    equipment                                    (723)             --
   Gain on debt extinguishment                 (2,264)             --
   Minority interest                              306           8,751
   Stock based compensation expense             6,060              --
   Tax benefit of stock options
    exercised                                      --           3,476
   Excess tax benefits from stock
    based compensation                         (3,447)             --
   Increase in cash surrender value
    of life insurance policies                   (582)             --
   Changes in operating assets and
    liabilities (excluding effect of
    businesses acquired):
      Accounts receivable                     (50,565)        (15,391)
      Inventories                             (89,414)        (11,345)
      Prepaid expenses and other
       assets                                   6,569          (2,624)
      Accounts payable and accrued
       expenses                               (97,103)         38,343
                                      ---------------- ---------------
Net cash provided by operating
 activities                                   190,964         272,219

Investing activities:
  Purchases of property, plant and
   equipment, net                            (108,742)        (53,740)
  Acquisitions of metals service
   centers and net asset purchases of
   metals service centers, net of
   cash acquired                             (542,604)        (94,377)
  Tax distributions made related to a
   prior acquisition                             (894)             --
  Proceeds from sales of property and
   equipment                                    3,487           1,485
  Proceeds from redemption of life
   insurance policies                           1,415              --
  Net investment in life insurance
   policies                                    (3,096)             --
                                      ---------------- ---------------
Net cash used in investing activities        (650,434)       (146,632)

Financing activities:
  Proceeds from borrowings                  2,547,316         393,000
  Principal payments on long-term
   debt and short-term borrowings          (2,063,656)       (486,511)
  Debt issue costs                             (8,170)             --
  Payments to former minority
   shareholders                                (1,291)         (7,159)
  Net refunds from letters of credit           12,919              --
  Dividends paid                              (16,145)        (12,530)
  Excess tax benefits from stock
   based compensation                           3,446              --
  Exercise of stock options                     7,115          10,811
  Issuance of common stock                        222             246
                                      ---------------- ---------------
Net cash provided by (used in)
 financing activities                         481,756        (102,143)
Effect of exchange rate changes on
 cash                                             167             (81)
                                      ---------------- ---------------
Increase in cash and cash equivalents          22,453          23,363
Cash and cash equivalents at
 beginning of period                           35,022          11,659
                                      ---------------- ---------------
Cash and cash equivalents at end of
 period                               $        57,475  $       35,022
                                      ================ ===============

Supplemental cash flow information:
Interest paid during the period       $        70,306  $       25,309
Income taxes paid during the period   $       213,234  $      118,909

Non-cash investing and financing
 activities:
Issuance of common stock and stock
 options in connection with
 acquisition of metals service center $       360,453  $           --
Issuance of common stock to employee
 retirement savings plan              $         2,830  $           --



    CONTACT: Reliance Steel & Aluminum Co.
             Kim P. Feazle, Investor Relations
             (713) 610-9937
             (213) 576-2428
             kfeazle@rsac.com
             investor@rsac.com